As filed with the Securities and Exchange Commission on August 12, 1997
                                                     Registration No. 333-_____
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                               ------------------


                         FIRST WEST CHESTER CORPORATION
             (Exact name of registrant as specified in its charter)

                               ------------------


                Pennsylvania                                23-2288763
      (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                  Identification No.)


            9 North High Street
         West Chester, Pennsylvania                         19380
  (Address of principal executive offices)                 (Zip Code)

                               ------------------


                                STOCK BONUS PLAN
                            (Full title of the plan)

                               ------------------


                                CHARLES E. SWOPE
                             Chairman of the Board,
                      President and Chief Executive Officer
                         First West Chester Corporation
                               9 North High Street
                        West Chester, Pennsylvania 19380
                                 (610) 692-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------


                                    Copy to:
                          PATRICIA A. GRITZAN, ESQUIRE
                           Saul, Ewing, Remick & Saul
                             3800 Centre Square West
                        Philadelphia, Pennsylvania 19102
                                 (215) 972-7777

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                      Proposed
                                                 Proposed              Maximum
Title of Securities to     Amount to be      Maximum Offering         Aggregate
    be Registered           Registered       Price Per Share       Offering Price            Amount of Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, Par             50,000              30.75(1)            $1,537,500                       $465.91   (1)
Value $1.00 Per Share
================================================================================================================================

         (1)  The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule
457, based upon the average bid and asked prices of shares of Common Stock on August 6, 1997.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.1

Item 2.  Registrant Information and Employee Plan Annual Information.1

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The documents listed in clauses (a) through (c) below are incorporated herein by this reference thereto, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

         (b) The Registrant's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1997, as amended;

         (c) The Registrant's Current Reports on Form 8-K dated February 24, 1997 and June 24, 1997.

         (d) The description of the Common Stock contained in the registration statement filed by the Registrant to register such securities under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

----------------------

1        The information  called for by Part I of Form S-8 is currently included in the summary description of the Registrant's Stock Bonus Plan (the "Plan") which is delivered to each employee selected to participate in the Plan in accordance with Rule 428 under the Securities Act of 1933, as amended. Pursuant to the Note to Part I of Form S-8, this information is not filed with this Form S-8.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its officers and directors and the officers and directors of its subsidiaries to the full extent permitted by and under the terms and conditions of the Business Corporation Law of the Commonwealth of Pennsylvania (the "BCL"), as amended from time to time, and the Registrant may, by action of its Board of Directors, indemnify all other persons it may indemnify pursuant to such law, provided that indemnification may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. In accordance with the BCL, the Registrant's By-laws include the indemnification provision excerpted below:

         Section 8.02. Indemnification. The Corporation shall indemnify any officer or director (or employee or agent designated by majority vote of the Board of Directors to the extent provided in such vote) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, proceedings, whether civil, criminal, administrative or investigative (including action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer (or employee or agent) of the Corporation or is or was serving at the request of the Corporation as a director, officer (or employee or agent) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Officers and directors of subsidiaries of the Corporation shall be deemed to be persons acting as an officer or director of another corporation at the request of the Corporation. Indemnification pursuant to this Section shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Expenses incurred by an officer, director, employee or agent purportedly indemnified by this Section in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.02 shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person. This Section 8.02 shall not be effective with respect to any action, suit or proceeding commenced prior to January 27, 1987.

         The Registrant maintains Directors' and Officers' liability insurance for all of its Directors and Officers.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         The following is a list of exhibits  filed as part of the  Registration
Statement:

         5       Opinion of MacElree, Harvey, Gallagher, Featherman & Sebastian,
                 Ltd.

         10 Amended and Restated Stock Bonus Plan, as amended as of August 11, 1997.

         23.1    Consent of Grant Thornton LLP

         23.2 Consent of MacElree, Harvey, Gallagher, Featherman & Sebastian, Ltd. (contained in
                 Exhibit No. 5)

         24 Power of Attorney (included on signature page of the Registration Statement)

Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933;

                      (ii) To  reflect  in the  prospectus  any  facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that,for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to

Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of West Chester, State of Pennsylvania, on August 1, 1997.

                                        FIRST WEST CHESTER CORPORATION


                                    By: /s/ Charles E. Swope
                                        ----------------------------------------
                                        Charles E. Swope, Chairman of the Board,
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Charles E. Swope, Eric W. Rohrbach and J. Duncan Smith, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post- effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in- fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                               Title                                        Date


 /s/  Charles E. Swope                                  Chairman of the Board,                   August 1, 1997
-----------------------------
Charles E. Swope                                        President and Chief Executive
                                                        Officer


 /s/ J. Duncan Smith                                    Treasurer (Principal                     August 1, 1997
-----------------------------
J. Duncan Smith                                         Accounting and
                                                        Financial Officer)

 /s/  Richard M. Armstrong                              Director                                 August 1, 1997
-----------------------------
Richard M. Armstrong

 /s/  John J. Ciccarone                                 Director                                 August 1, 1997
-----------------------------
John J. Ciccarone



 /s/  M. Robert Clarke                                  Director                                 August 1, 1997
-----------------------------
M. Robert Clarke



 /s/  Edward J. Cotter                                  Director                                 August 1, 1997
-----------------------------
Edward J. Cotter



 /s/ Clifford E. DeBaptiste                             Director                                 August 1, 1997
-----------------------------
Clifford E. DeBaptiste



 /s/  John A. Featherman, III                           Director                                 August 1, 1997
-----------------------------
John A. Featherman, III



 /s/  John S. Halsted                                   Director                                 August 1, 1997
-----------------------------
John S. Halsted



 /s/ J. Carol Hanson                                    Director                                 August 1, 1997
-----------------------------
J. Carol Hanson



 /s/ Devere Kauffman                                    Director                                 August 1, 1997
-----------------------------
Devere Kauffman



 /s/ David L. Peirce                                    Director                                 August 1, 1997
-----------------------------
David L. Peirce


 /s/ John B. Waldron                                    Director                                 August 1, 1997
-----------------------------
John B. Waldron

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.                Exhibit
-----------                -------

5          Opinion of MacElree, Harvey, Gallagher, Featherman & Sebastian, Ltd.

10         Amended and Restated Stock Bonus Plan, as amended as of
           August 11, 1997

23.1       Consent of Grant Thornton, LLP.

23.2 Consent of MacElree, Harvey, Gallagher, Featherman & Sebastian, Ltd. (Contained in Exhibit No. 5)

24         Power of Attorney

                                                                       EXHIBIT 5


   [LETTERHEAD OF MACELREE, HARVEY, GALLAGHER, FEATHERMAN & SEBASTIAN, LTD.]


                                                                 August 12, 1997

First West Chester Corporation
9 North High Street
West Chester, PA  19380

Gentlemen:

         We refer to the Registration Statement on Form S-8 (Stock Bonus Plan) (the "Registration Statement") of First West Chester Corporation, a Pennsylvania corporation (the "Company"), to be filed with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 50,000 shares of common stock, par value $1.00 per share, of the Company (the "Shares").

         We have examined the Registration Statement, the Certificate of Incorporation and By-laws of the Company and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this Opinion.

         Based on the foregoing, it is our opinion that:

         1. the Company is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; and

         2. the Shares to be issued in accordance with the terms described in the Registration Statement have been duly authorized and, when issued in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this Opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                              Very truly yours,


                                             By:      /s/John A. Featherman, III
                                                      --------------------------
                                                      John A. Featherman, III

                                                                      EXHIBIT 10

                         FIRST WEST CHESTER CORPORATION
                              AMENDED AND RESTATED
                                STOCK BONUS PLAN


Purpose

         The purpose of the First West Chester Corporation Stock Bonus Plan (the "Plan") is to promote the interests of First West Chester Corporation (the "Corporation") by encouraging and enabling its employees and the employees of its subsidiary, The First National Bank of West Chester (the "Bank"), to acquire financial interests in the Corporation through the acquisition of shares of the Corporation's Common Stock.

         Under the Plan, the Corporation may grant bonuses to its employees consisting of (i) shares of its Common Stock, par value $1.00 per share ("Stock"), (ii) shares of Stock and cash, or (iii) all cash. A portion or all of the cash component, if any, of each bonus may be deducted from such bonus and withheld by the Corporation in order to satisfy any withholding obligation to which the Corporation may be subject under any federal, state or local tax law.

Eligibility

         All persons who are employees of the Corporation or the Bank may be eligible to receive bonuses under the Plan. The award of any bonus under this Plan is solely within the discretion of the Committee, as defined below.

Administration

         The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Corporation from among its members, and shall by comprised of not less than two persons. Each member of the Committee will serve at the will of, and may be removed, with or without cause, by the Board of Directors.

         No person, other than members of the Committee, shall have any discretion as to decisions regarding the Plan or the bonuses granted pursuant to the Plan. The Committee shall determine the employees (the "Recipients") to whom, and the time or times at which, bonuses will be granted. The Committee, in its sole discretion, shall determine whether bonuses will be granted in Stock, Stock and cash or all in cash, or whether the Recipient may choose to receive his or her bonus in Stock, Stock and cash or all in cash. The Committee shall also have sole discretion to determine the total value of each bonus and all other terms, conditions or restrictions applicable to any bonus. The Stock is publicly traded, and the value of the shares of Stock awarded to employees in bonuses will be determined on the open market. The terms, conditions or restrictions applicable to bonuses granted under the Plan need not be the same for all Recipients nor for all bonuses.

         The Committee may, subject to the provisions of the Plan, establish such rules and regulations, and revise or otherwise modify such rules and regulations from time to time, as it deems necessary or advisable for the proper administration of the Plan, including without limitation, establishing a formula or formulas for determining the amount of bonus to be granted to any Recipient or class of Recipient. The Committee may make determinations and take such other action in connection with or in relation to the Plan as it deems necessary or advisable. The Committee will have full power and authority to construe, interpret and administer the Plan and each determination or other action made or taken by the Committee in regard to the Plan, including, but not limited to, interpretation of the Plan, shall be final, conclusive and binding for all purposes and upon all persons, including, but not limited to, the Corporation, the Committee, the Board of Directors and employees of the Corporation and the Bank and their respective successors and assigns. The expenses of administering the Plan will be borne by the Corporation.

Stock Subject to the Plan

         If any portion of the bonuses to be paid hereunder will be paid in the form of Stock, such shares of Stock may be shares newly issued by the Corporation for such purpose, held in its treasury or purchased on the open market. Shares which are purchased on the open market will be purchased through an independent agent specified by the Corporation's Board of Directors (the "Agent"). From time to time, but not more than once in any three-month period, the Committee will determine the aggregate value of bonuses to be awarded pursuant to the Plan in the form of Stock and will authorize the issuance of new shares, the reissuance of shares held in treasury or the purchase by the Agent on the open market of such number of shares of Stock having such value.

         Whenever shares are purchased on the open market, the price per share of Stock awarded to any Recipient shall be the average of the price per share paid by the Agent for all such shares. Shares which are issued from shares held in the Corporation's treasury or which are newly issued shares will be valued at fair market value, as defined herein. The fair market value shall be the mean between the highest bid price and lowest asked price last quoted by the then current market maker(s) in the Corporation's Stock (the "Market Maker(s)"), on the date of the award. If no such bid and asked price is available, the fair market value shall be the most recent highest bid price and lowest asked price last quoted by the Market Maker.

Transferability of Bonus Shares

         Prior to issuing Stock bonuses, the Corporation will register the shares of Stock subject to such bonuses with the Securities and Exchange Commission. If such Stock is duly registered, all shares of Stock received by employees who are not "affiliates" of the Corporation, as that term is defined in Rule 144 under the Securities Act of 1933, as amended, pursuant to Stock bonuses under the Plan (except for shares received by executive officers) will be freely transferable. Shares of Stock received by employees who are affiliates of the Corporation may be sold or transferred only in compliance with Rule 144. Notwithstanding the foregoing, the shares of Stock granted to Recipients pursuant to Stock bonuses under the Plan may be subject to such terms and conditions as the Committee, in its sole discretion, determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares of Stock, and rights of the Corporation to reacquire such Stock upon termination of the Recipient's employment within specified periods. Stock certificates issued to Recipients of bonuses payable in shares of Stock may bear a legend setting forth the applicable restrictions.

Shares Awarded to Executive Officers

         All Stock bonuses granted pursuant to the Plan to the executive officers of the Corporation or the Bank, if granted prior to approval of the Plan by the Corporation's stockholders, shall be contingent upon the approval of the Plan by such stockholders. In order for any Stock bonus granted to an executive officer to be an exempt acquisition of the Corporation's securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such officer will be required to hold the shares of Stock he or she receives in each such bonus under the Plan for six months after the date the shares are deemed to be acquired. Stock certificates issued to executive officers representing such Stock bonuses may bear a legend setting forth the foregoing restriction.

Amendment of Plan

         The Committee or the Board of Directors may terminate, suspend or amend the Plan, as the Committee or the Board of Directors deems appropriate in their sole discretion.

General

         Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create or be construed to create a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Corporation and any Recipient or other person. No person shall have any claim or right to be granted any bonus under the Plan. Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Corporation or the Bank or affect the right of the Corporation to dismiss any employee. This Plan shall not constitute a contract between the Corporation and any employee. The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the Commonwealth of Pennsylvania and construed in accordance therewith.

                                                                    EXHIBIT 23.1



                         [LETTERHEAD OF GRANT THORNTON]




         We have  issued  our report  dated  January 24, 1997  accompanying  the consolidated financial statements of First West Chester Corporation and subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 1996 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.


Date:    August 12, 1997                             Grant Thornton LLP
         ----------------
                                                     /s/ Grant Thornton LLP
                                                     ---------------------------
                                                     Philadelphia, Pennsylvania